Exhibit 10.1

Baker Tilly US, LLP
790 N Water St
Suite 2000
Milwaukee, WI 53202
United States of America
July 31, 2024
T: +1 (414) 777 5500
F: +1 (414) 777 5555

bakertilly.com

Mr. Paul A. Romano
Vice President & CFO
Atlas Financial Holdings, Inc.
953 American Lane, 3rd Floor
Schaumberg, IL 60173

VIA Email and First Class Mail:
Romano, Paul <promano@atlas-fin.com> Dear Mr. Romano:

This letter is to inform you that, after careful consideration, Baker Tilly US, LLP ("we" or "our") has elected to disengage from the December 31, 2022 consolidated financial statement audit of Atlas Financial Holdings, Inc.

We urge you to gather your documentation and engage another audit professional as soon as possible in order to complete future work in a timely manner. Subject to payment in full of all outstanding invoices from Baker Tilly US, if any, we will cooperate with your subsequent accounting firm as necessary. We will need signed letters from both you and your new accountants regarding this provision of information before we can provide access to or copies of our records.

We appreciate your business and wish you success. Should you have any questions, please do not hesitate to reach out.

Sincerely,

Baker Tilly, US LLP.

/s/ Baker Tilly, US LLP.

Baker Tilly Advisory Group, LP and Baker Tilly US, LLP, trading as Baker Tilly, are members of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP is a licensed CPA firm that provides assurance services to its clients. Baker Tilly Advisory Group, LP and its subsidiary entities provide tax and consulting services to their clients and are not licensed CPA firms.